Registrant Name:   Vanguard World Fund Inc.
CIK:   0000052848
File Number: 811- 01027
Series: 1



The Vanguard U.S. Growth Fund (series 1) issued a new class of shares called Admiral Class. The Admiral Class shares were first issued on August 13, 2001.